UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 13, 2008

GOODMAN GLOBAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-32850	20-1932202
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5151 San Felipe, Suite 500, Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 861-2500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Changes in Control of Registrant

On February 13, 2008, Goodman Global, Inc. (the “Company”) issued a press release announcing the completion of the acquisition of the Company by an investor group led by Hellman & Friedman LLC. A copy of the press release is filed as an exhibit hereto and is incorporated herein by reference.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 21, 2007, by and among Chill Holdings, Inc. (“Holdings”), Chill Acquisition, Inc. (“Merger Sub”) and the Company, on February 13, 2008 Merger Sub was merged with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger. As a result of the Merger, all publicly held shares of common stock of the Company (other than shares held by holders who have properly demanded and perfected their appraisal rights) were converted into the right to receive $25.60 in cash per share, without interest and less any applicable withholding taxes, and holders of the Company’s common stock and stock options became entitled to receive Merger consideration in an aggregate amount of approximately $1.86 billion in cash from Holdings. As a result of the Merger, the Company became a wholly owned indirect subsidiary of Holdings, a majority of the stock of which is owned by investment funds affiliated with Hellman & Friedman LLC. Holdings is financing the purchase price for the canceled shares of Company common stock through a combination of equity and debt financing. In connection with the completion of the Merger, trading of the Company’s common stock on the NYSE Stock Market was suspended prior to the open of trading on February 14, 2008.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits:

Exhibit 99.1	Press Release dated February 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODMAN GLOBAL, INC.

By:	/s/ Charles A. Carroll
Name:	Charles A. Carroll
Title:	President and Chief Executive Officer

Date: February 14, 2008

EXHIBIT INDEX

Exhibit 99.1	Press Release dated February 13, 2008